THE   SECURITIES   REPRESENTED   HEREBY  HAVE  BEEN   ISSUED   WITHOUT
     REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                         THE IMMUNE RESPONSE CORPORATION
                     8% CONVERTIBLE SECURED PROMISSORY NOTE

$4,849,453.79                                                 New York, New York
                                                                November 8, 2002

          FOR the receipt of $220,000 ($200,000 in cash and $20,000 which is deemed to have been previously received) and the cancellation of $4,566,836 of principal indebtedness plus $62,617.70 of interest represented by the (i) 8% Secured Promissory Note dated August 13, 2002 from The Immune Response Corporation, a Delaware corporation (the "Issuer"), to The Kimberlin Family 1998 Irrevocable Trust (the "Kimberlin Trust"), (ii) 8% Secured Promissory Note dated August 23, 2002 from the Issuer to the Kimberlin Trust, (iii) 8% Secured Promissory Note dated August 29, 2002 from the Issuer to the Kimberlin Trust,
(iv) 8% Secured Promissory Note dated September 3, 2002 from the Issuer to the Kimberlin Trust, (v) 8% Secured Promissory Note dated September 6, 2002 from the Issuer to the Kimberlin Trust, (vi) 8% Secured Promissory Note dated September 16, 2002 from the Issuer to the Kimberlin Trust, (vii) 8% Secured Promissory Note dated September 19, 2002 from the Issuer to the Kimberlin Trust, (viii) 8% Secured Promissory Note dated September 26, 2002 from the Issuer to the Kimberlin Trust, (ix) 8% Secured Promissory Note dated October 11, 2002 from the Issuer to Oshkim Limited Partnership ("Oshkim"), (x) 8% Secured Promissory Note dated October 28, 2002 from the Issuer to the Cheshire Associates LLC, the Issuer hereby unconditionally promises to pay on the Note Maturity Date (as defined in that certain Note Purchase Agreement, dated November 9, 2001, by and between the KKP and the Issuer, and as amended by Amendment No. 1, dated as of February 14, 2002 and Amendment No. 2, dated as of May 3, 2002, each by and between the Issuer, KKP and Oshkim and as further amended by Amendment No. 3, dated as of July 11, 2002, by and between the Issuer, KKP, Oshkim and the Kimberlin Trust (the "Note Purchase Agreement")) to the order of Cheshire Associates LLC (the "Purchaser"), at the office of the Purchaser located at 535 Madison Avenue, 18th Floor, New York, New York 10022, or such other address designated by the Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) $4,849,453.79 or (b) if less as a result of any voluntary conversion(s) of this Note in part in accordance with Section 3.4 of the Note Purchase Agreement, the aggregate unpaid principal amount of this Note. Subject to Section 3.4 of the Note Purchase Agreement, the Issuer further agrees to pay interest on the unpaid principal amount outstanding hereunder from time to time, from the date hereof, in like money, at the rate of eight (8%) percent per annum, as and at the dates specified in Section 3.3 of the Note Purchase Agreement.

          This Note is one of the promissory notes referred to in the Note Purchase Agreement, and is entitled to the benefits thereof, is secured as provided therein (and as provided in that certain Intellectual Property Security Agreement, dated November 9, 2001, by and between the Issuer and KKP, as amended by Amendment No. 1, dated February 26, 2002, by and between the Issuer, KKP and Oshkim, and as further amended by Amendment No. 2, dated July 11, 2002, by and between the Issuer, KKP, Oshkim and the Kimberlin Trust) and is subject to conversion as set forth therein. In the event of any conflict between the Note Purchase Agreement and this Note, the terms and provisions of the Note Purchase Agreement shall govern.

          Upon the occurrence of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note and all amounts then remaining unpaid on any note issued by the Issuer to the Purchaser or to any affiliate and/or related party of the Purchaser shall become, or may be declared to be, immediately due and payable.

          Subject to the provisions of the legend above, this Note is freely transferable, in whole or in part, by the Purchaser, and such transferee shall have the same rights hereunder as the Purchaser. The Issuer may not assign or delegate any of its obligations under this Note without the prior written consent of the Purchaser (or its successor, transferee or assignee).

          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

          Subject to Section 3.3 of the Note Purchase Agreement, the Issuer agrees to pay all of the Purchaser's expenses, including reasonable attorneys' costs and fees, incurred in collecting sums due under this Note.

          This Note shall be subject to prepayment only in accordance with the terms of the Note Purchase Agreement.

          This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                                    THE IMMUNE RESPONSE CORPORATION



                                    By:
                                       ---------------------------

                                       Name:
                                             ---------------------
                                       Title:
                                              --------------------

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